Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-45954, 333-45956, 333-55614, 333-55946, 333-103475) of Avaya Inc. of our report dated June 26, 2006 relating to the financial statements of the Avaya Inc. Savings Plan for Salaried Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 26, 2006